BARRY L. FRIEDMAN, P.C.
                     Certified Public Accountant


1582 TULITA DRIVE                   OFFICE  (702) 361-8414
LAS VEGAS, NEVADA 89123             FAX NO. (702) 896-0278

To Whom It May Concern:               September 10, 1999


The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of their report of September 10, 1999, on the Financial Statements of Global Smartcards Inc., as of August 26, 1999, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

s/s Barry L. Friedman
----------------------------
Barry L. Friedman
Certified Public Accountant